Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

For the five years ended December 31, 2003 and the three and six months ended March 31, and June 30, 2004 (in thousands)

	Year Ended December 31,								Three Months Ended March 31,	Three Months Ended June 30,	Year to Date
	1999	2000		2001	2002		2003		2004	2004	2004
EARNINGS, AS DEFINED
Net Income before Preferred Dividends(1)	$50,286	$36,236		$43,875	$22,490		$29,654		$4,700	$18,006	$22,706
(Gain) loss on Sales of Real Estate Assets	(9,013)	(20,482)		(884)	(6,704)		(14,204)		(120)	(12,408)	(12,528)
Minority Interest	3,647	3,307		2,745	291		1,101		(12)	667	655
Interest Expense(2)	64,782	63,280		37,802	38,746		38,501		9,246	9,280	18,526

	$109,702	$82,341		$83,538	$54,823		$55,052		$13,814	$15,545	$29,359

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED
Interest Expense(2)	$64,782	$63,280		$37,802	$38,746		$38,501		$9,246	$9,280	$18,526
Capitalized Interest	2,675	3,777		4,573	3,939		3,119		747	827	1,574

Fixed Charges	67,457	67,057		42,375	42,685		41,620		9,993	10,107	20,100
Preferred Dividends	22,280	20,713		19,564	19,564		19,491		4,823	3,318	8,141

Fixed Charges and Preferred Dividends	$89,737	$87,770		$61,939	$62,249		$61,111		$14,816	$13,425	$28,241

RATIO OF EARNINGS TO FIXED CHARGES(1)	1.63	1.23		1.97	1.28		1.32		1.38	1.54	1.46

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS(1)	1.22	—	(3)	1.35	—	(4)	—	(5)	— (6)	1.16	1.04

(1)	Includes depreciation and amortization expense as a deduction.
(2)	Includes interest expense from discontinued operations.
(3)	For the year ended December 31, 2000, earnings were insufficient to cover fixed charges and preferred dividends by $5,429.
(4)	For the year ended December 31, 2002, earnings were insufficient to cover fixed charges and preferred dividends by $7,426.
(5)	For the year ended December 31, 2003, earnings were insufficient to cover fixed charges and preferred dividends by $6,059.
(6)	For the three months ended March 31, 2004, earnings were insufficient to cover fixed charges and preferred dividends by $1,002.